================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-1A
                             TENDER OFFER STATEMENT
       PURSUANT TO SECTION 14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                            KINNARD INVESTMENTS, INC.
                       (Name of Subject Company [Issuer])

                              SW ACQUISITION, INC.
                                    (Bidder)

                           COMMON STOCK $.02 PAR VALUE
                         (Title of Class of Securities)
                                   497059105
                      (CUSIP Number of Class of Securities)

                                 ELDON C. MILLER
                              SW ACQUISITION, INC.
                        5500 WAYZATA BOULEVARD, SUITE 800
                              MINNEAPOLIS, MN 55416
                                 (612) 542-6000
            (Name, Address and Telephone numbers of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)

                                   COPIES TO:
                            ALBERT A. WOODWARD, ESQ.
                              DANIEL R. KELLY, ESQ.
                                MAUN & SIMON, PLC
                        2000 MIDWEST PLAZA BUILDING WEST
                                801 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 904-7400


================================================================================

                        (Continued on following page(s))



                               Page 1 of 5 Pages

                                 SCHEDULE 14D-1



(CUSIP NO. OF CLASS OF SECURITIES)                                                                Page 2 of 8 Pages
           497059105
----------------------------------------------------------------------------------------------------------------------
(1) Name of reporting person:  SW Acquisition, Inc.
     I.R.S. Identification Nos. of above persons (entities only)
       Applied for
----------------------------------------------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions).
                                                                                                          (a) | |
                                                                                                          (b) | |
----------------------------------------------------------------------------------------------------------------------
(3) SEC use only

----------------------------------------------------------------------------------------------------------------------
(4) Source of funds (see instructions)

           AF
----------------------------------------------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(e)
    or 2(f).
                                                                                                              | |
----------------------------------------------------------------------------------------------------------------------
(6) Citizenship or place of organization

           Minnesota
----------------------------------------------------------------------------------------------------------------------
(7) Aggregate amount beneficially owned by each reporting
    person.

           211,900
----------------------------------------------------------------------------------------------------------------------
(8) Check if the aggregate amount in Row (7) excludes certain shares (see instructions).
                                                                                                              | |
----------------------------------------------------------------------------------------------------------------------
(9) Percent of class represented by amount in Row (7).

           4.3%
----------------------------------------------------------------------------------------------------------------------
(10) Type of reporting person (see instructions).

           CO
----------------------------------------------------------------------------------------------------------------------


                               Page 2 of 5 Pages

                                 SCHEDULE 14D-1


(CUSIP NO. of Class of Securities)                                                                 Page 3 of 8 Pages

           497059105
----------------------------------------------------------------------------------------------------------------------
(1) Name of reporting person: Stockwalk.com Group, Inc.
     I.R.S. Identification Nos. of above persons (entities only)

       41-1756256
----------------------------------------------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions).
                                                                                                          (a) | |
                                                                                                          (b) | |
----------------------------------------------------------------------------------------------------------------------
(3) SEC use only

----------------------------------------------------------------------------------------------------------------------
(4) Source of funds (see instructions)

     BK, WC
----------------------------------------------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items 2(e)
    or 2(f)

                                                                                                              | |
----------------------------------------------------------------------------------------------------------------------
(6) Citizenship or place of organization

     Minnesota
----------------------------------------------------------------------------------------------------------------------
(7) Aggregate amount beneficially owned by each reporting person

     211,900
----------------------------------------------------------------------------------------------------------------------
(8) Check if the aggregate amount in Row (7) excludes certain shares (see instructions).

                                                                                                              | |
----------------------------------------------------------------------------------------------------------------------
(9) Percent of class represented by amount in Row (7)

     4.3%
----------------------------------------------------------------------------------------------------------------------
(10) Type of reporting person (see instructions)

     HC, CO
----------------------------------------------------------------------------------------------------------------------


                               Page 3 of 5 Pages

ITEM 2:  IDENTITY AND BACKGROUND.

     See attached Exhibit (a)(9).

ITEM 9:  FINANCIAL STATEMENTS OF CERTAIN BIDDERS.

     See attached Exhibit (a)(9).

ITEM 11:  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(9) Supplement to Offer to Purchase dated December 17, 1999.


                                    SIGNATURE

     After due inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 17, 1999                          SW ACQUISITION, INC.


                                                  By: /s/ Paul R. Kuehn
                                                      --------------------------
                                                  Name:  Paul R. Kuehn
                                                  Title: President

     After due inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: December 17, 1999                          SW ACQUISITION, INC.


                                                  By: /s/ Paul R. Kuehn
                                                      --------------------------
                                                  Name:  Paul R. Kuehn
                                                  Title: President



                               Page 4 of 5 Pages

                                  EXHIBIT INDEX

EXHIBIT
NAME

(a)(9)  Supplement to Offer to Purchase






                               Page 5 of 5 Pages